EXHIBIT 4.1

AMENDMENT NO. 1 TO

REGISTRATION AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of December 28, 2007 by and between Salton, Inc., a Delaware corporation (the “Corporation”), Harbinger Capital Partners Master Fund I, Ltd., a company organized under the laws of the Cayman Islands (“HCP Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (together with HCP Master Fund, the “Investors”), is entered into as of August 22, 2008, by and between the Corporation and the Investors. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Rights Agreement.

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendments to Section 1.1 (Definitions).

(a)       The following definitions set forth in Section 1.1 of the Registration Rights Agreement are hereby amended and restated in their entirety as follows:

(l)        “Registrable Securities” means (i) the Common Stock owned by Holders on the date hereof (which include the Pre-Merger HCP Common Stock and the Common Stock received by the Investors pursuant to the Merger Agreement); (ii) any shares of Common Stock acquired on or after the date hereof by any of the Holders, including any and all shares of Common Stock acquired upon conversion of HCP Master Fund’s shares of Company Series A Voting Convertible Stock or upon conversion of the Investors’ shares of the Company’s Series C Preferred Stock (iii) the shares of Series D Preferred Stock issued to the Investors on the date hereof; (iv) the shares of Series E Preferred Stock issued to the Investors on or after August 22, 2008; and (v) any Company capital stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i), (ii), (iii) or (iv) above; provided, that Registrable Securities shall not include shares of Common Stock previously (A) sold in a Public Sale, or (B) sold in a transaction in which the transferor’s rights hereunder are not assigned in accordance with Section 1.11 hereof.

(n)       The number of shares of “Registrable Preferred Securities then outstanding” shall be determined by the number of shares of Series D Preferred Stock and shares of Series E Preferred Stock outstanding which are, and the number of shares of Series D Preferred Stock and shares of Series E Preferred Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(b)       The following definition is hereby added to Section 1.1 of the Registration Rights Agreement:

(q)       “Series E Preferred Stock” means the Series E Preferred Stock, par value $0.01 per share, of the Company.

2.         Amendment to Section 1.11 (Assignment of Registration Rights). Section 1.11 of the Registration Rights Agreement is hereby amended and restated to read in its entirety as follows:

A Holder may assign any or all of its rights hereunder (but only with all related obligations) to any person or entity to whom the Holder may transfer or assign its Common Stock, Series D Preferred Stock or Series E Preferred Stock; provided, that: (i) the Company is, within ten (10) days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

3.         Acknowledgment of Advice of Counsel. Each of the Corporation and the Investors hereby acknowledges that it has been advised by counsel in connection with the negotiation, execution and delivery of this Amendment. The Corporation and each of the Investors agree that this Amendment shall be construed as if jointly drafted by the Corporation and the Investors.

4.         Ratification. The Registration Rights Agreement, as amended hereby, is hereby ratified, reaffirmed, reasserted, restated and confirmed in all respects and shall continue in full force and effect in accordance with its terms. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any of the Corporation or each of the Investorsunder the Registration Rights Agreement, nor constitute a waiver of any provision of the Registration Rights Agreement.

5.         Governing Law; Counterparts. This Agreement will be governed by and construed in accordance with the internal Laws of the State of New York applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles. This Amendment may be executed by one or more of the Parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.         Severability. The illegality or partial illegality of any of this Amendment, or any provision hereof, will not affect the validity of the remainder of this Amendment, or any provision hereof, and the illegality or partial illegality of this Amendment will not affect the validity of this Amendment in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

7.         Entire Agreement. This Amendment and the Registration Rights Agreement represent the entire agreement between the Parties with respect to the subject matter contained herein. Each Party acknowledges that there are no other agreements or representations relating to the subject matter contained herein, either oral or written, express or implied, that are not embodied in this Amendment and the Registration Rights Agreement, and this Amendment and the Registration Rights Agreement represent a complete integration of all the prior agreements, understandings and documents between the Parties.

8.         Notices. All notices, requests and demands to or upon the respective Parties hereto shall be in writing and be given and deemed received in accordance with Section 3.4 of the Registration Rights Agreement.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, each of the Corporation and the Investors have caused this Registration Rights Agreement to be signed by its officer thereunto duly authorized, all as of the date first written above.

SALTON, INC.
By:	/s/ Lisa R. Carstarphen
Name: Lisa R. Carstarphen Title: Corporate Secretary

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
By:	Harbinger Capital Partners Offshore Manager, L.L.C., its investment manager
By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr. Title: Executive Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
By:	Harbinger Capital Partners Special Situations GP, LLC, its general partner
By:	HMC – New York, Inc., its managing member
By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr. Title: Executive Vice President